Exhibit 10.1

MASTERCARD INCORPORATED
SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION
Effective as of June 18, 2013

ANNUAL RETAINER	AMOUNT
Service as a Director	$100,000
Service as Chairman of the Board	$150,000

COMMITTEE SERVICE RETAINER	AMOUNT
Audit Committee Member	$15,000
Human Resources and Compensation Committee Member	$10,000
Nominating and Corporate Governance Committee Member	$10,000
Audit Committee Chairperson	$25,000
Human Resources and Compensation Committee Chairperson	$20,000
Nominating and Corporate Governance Committee Chairperson	$20,000

EQUITY AWARDS(1)	AMOUNT

Director	$150,000
Chairman of the Board	$200,000

(1)
Represents a grant of deferred stock units, restricted stock or alternative awards under the MasterCard Incorporated 2006 Non-Employee Director Equity Compensation Plan (the “Plan”), as amended and restated as of June 5, 2012. The Plan was initially adopted by stockholders of MasterCard Incorporated (the “Company”) at its annual meeting of stockholders on July 18, 2006. Stockholders approved the amended and restated Plan at the Company’s annual meeting of stockholders on June 5, 2012. Pursuant to the terms of the Plan, as amended and restated, on the date of an annual meeting of stockholders in each year for so long as the Plan remains in effect, each non-employee director who is elected at such annual meeting or whose term of office will continue after the date of such annual meeting, will automatically be awarded a number of either deferred stock units, restricted stock or an alternative award determined by dividing $150,000 ($200,000 in the case of the Chairman of the Board) by the closing price for the Company’s Class A common stock, par value $0.0001, on the exchange on which the shares are principally traded for the date of such annual meeting of stockholders.